Exhibit 99.1

Verde Bio Holdings, Inc. Announces Opportunistic Divestiture of Assets

--Divestiture includes parts of 3 non-core properties --

FRISCO, TEXAS, June 27, 2023 -- Verde Bio Holdings the, Inc. (OTC: VBHI), a growing and dynamic oil and gas Company, today announced that it has closed on the sale of 55% interest in three of its non-core lower performing assets for $398,750 to a private buyer. The transaction closed on 6/23/2023 with an effective date of June 1, 2023. The Company plans to reinvest the proceeds from this transaction into higher performing assets.

“This is a great example of responsible portfolio management and solid execution of our business model,” Mr. Cox, CEO of Verde, stated. “Our strategic acquisition strategy allowed us to purchase these assets at historically low prices and then monetize them as commodity prices rose to recent highs. The high commodity price environment allowed us to analyze our properties and identify out of favor assets to sell as well as key areas to reinvest the proceeds. We will continue to be opportunistic for our shareholders when a situation, such as this, presents itself. Our goal is to build a high-performance portfolio with active management of our assets. At times, this will allow us to prune our lower performing properties and reinvest the capital into better performing assets with higher upside potential of new drilling and development. As we have been cultivating a large pipeline of potential acquisitions in the buy-side markets we have also been focused on developing a sell-side market in retail channels including the 1031 Exchange markets.”

“We plan to reinvest all proceeds from this transaction, and we continue to evaluate a number of other potential acquisitions. We pride ourselves on the ability to be both creative and flexible in this highly lucrative energy market. We are very pleased with our portfolio of assets, and the combined growth in revenue and development of new wells while continuing to analyze our portfolio for opportunities of potential divestment of other non-core assets at significant profits.”

About Verde Bio Holdings, Inc.

Verde Bio Holdings, Inc. (OTC: VBHI) is an Energy Company based in Frisco, Texas, engaged in the acquisition and management of Mineral and Royalty interests in lower risk, onshore oil and gas properties within the major oil and gas plays in the U.S. The Company’s dual-focused growth strategy relies primarily on leveraging management’s expertise to grow through the strategic acquisition of revenue producing royalty interest and strategic and opportunistic non-operated working interests.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve a high degree of risk and uncertainty, are predictions only and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include the uncertainty regarding viability and market acceptance of the Company’s products and services, the ability to complete software development plans in a timely manner, changes in relationships with third parties, product mix sold by the Company and other factors described in the Company’s most recent periodic filings with the Securities and Exchange Commission, including its 2021 Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Contact:

Contact:
Kirin Smith, President
PCG Advisory, Inc.
ksmith@pcgadvisory.com